SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into on this 22nd day of June, 2012 by and between Mario Sforza (“Sforza”) and BeesFree, Inc., a Nevada corporation (the “Parent”) and BeesFree USA, Inc., a Delaware corporation (the “Subsidiary”) (the Parent and the Subsidiary are sometime collectively referred to herein as the “Company”).

WHEREAS, until June 19, 2012 Sforza was employed by the Parent and the Subsidiary as its President and Chief Executive Officer pursuant to an Employment Agreement entered into between the Subsidiary and Sforza, dated as of October 9, 2011, which agreement was subsequently assumed by Parent pursuant to that certain Agreement of Merger and Plan of Reorganization, dated as of December 16, 2011, by and among the Parent, the Subsidiary and BeesFree Acquisition Sub, Inc.; and

WHEREAS, until June 19, 2012 Sforza served on the Board of Directors of each of the Parent and the Subsidiary; and

WHEREAS, the Company and Sforza have agreed to conclude their employment relationship on an amicable basis and have reached an amicable agreement regarding Sforza’s separation from the Company’s employ, and the parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the parties have to one another.

     NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby voluntarily agree as follows:

1.           Definitions. Specific terms used in this Agreement have the following meanings: (a) “Sforza” includes the undersigned, Mario Sforza, and anyone who has or obtains any legal right or claims through him; (b) “Company” means BeesFree, Inc. and BeesFree USA, Inc. collectively ; (c) “Released Parties” means the Company, and, other than Sforza, all of its past and present officers, directors, employees, trustees, agents, shareholders, related corporations and entities, affiliates, principals, promoters, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, related entities, predecessors, successors, and assigns, and all other entities, persons, and firms; (d) “Employment Agreement” means the Employment Agreement entered into between BeesFree USA, Inc. (f/k/a BeesFree, Inc.) and Sforza, dated as of October 9, 2011; and (e) the “Effective Date” of this Agreement is the eighth (8th) calendar day after Sforza signs it, on the condition that he does not revoke it as described below. Capitalized terms not ascribed definitions herein shall have the meanings as described and set forth in the agreements referred to herein.

2.           Conclusion of Employment. Regardless of whether Sforza revokes this Agreement as provided for herein, the parties acknowledge that Sforza’s employment by the Company and service on its Board of Directors has been terminated on June 19, 2012 (the “Separation Date”) and Sforza’s employment as President and Chief Executive Officer (a reporting person and named executive officer with respect to the Company under the federal securities laws) and any other positions he held with the Company or any subsidiary of the Company have been terminated as of the Separation Date. Sforza has resigned from all boards of directors and other offices of all subsidiaries and affiliates of the Company and has signed all documents necessary to effect such resignations at such time(s) as the Company has requested, effective from and after the Separation Date. Sforza and the Company have waived any and all rights to receive notice of termination of Sforza’s employment under the Employment Agreement. The parties agree that the Employment Agreement shall be deemed to be terminated on the Separation Date, except to the extent specifically provided in this agreement.

3.           (a) Release of Sforza’s Claims. Provided that the Company executes this Separation Agreement, Sforza, individually and on behalf of his estate, heirs, personal representatives, and assigns hereby releases the Released Parties from all rights, actions, claims and any and all liability to Sforza, except as specifically provided in Section 4(a). The claims that Sforza is releasing are referred to herein as “Sforza’s Claims” and such claims include all of his rights to any relief of any kind from the Released Parties, including without limitation, all claims Sforza has now, whether or not Sforza now knows about the claims, including, but not limited to the following: (a) all claims relating to Sforza’s employment with the Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Americans with Disabilities Act; and/or any other federal, state or local law, including, without limitation, the Indiana Civil Rights Law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation, bonuses, or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; (c) all rights and claims under any employment agreement between the Company and Sforza, including, without limitation, the Employment Agreement; (d) for libel, slander, defamation, or tortuous interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof; and (e) all claims for any type of relief from the Company.

   (b)        Release of Company’s Claims. Provided that Sforza executes this Separation Agreement and does not revoke this Agreement in accordance with the terms of Section 10 below, the Company shall release Sforza from all rights, actions, claims and any and all liability to the Company except as specifically provided in Section 4(b). The claims that the Company is releasing are referred to herein as “Company’s Claims” and such claims include all of his rights to any relief of any kind from the Company, including without limitation, all claims the Company has now and will have, whether or not the Company now knows about the claims, including, but not limited to the following: (a) all claims relating to Sforza’s employment with the Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the ADEA, the OWBPA; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Americans with Disabilities Act; and/or any other federal, state or local law, as well as non-US laws; (b) all claims under any principle of common law or equity, including but not limited to, any tort; breach of contract; and any other allegedly wrongful employment act on the part of Sforza other than as set forth in Section 4(b); (c) all rights and claims under any employment agreement between the Company and Sforza, including, without limitation, the Employment Agreement; (d) for libel, slander, defamation, or tortuous interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof; and (e) all claims for any type of relief from Sforza.

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4.           Exclusions From Release.

(a) In addition to the foregoing, the parties hereto acknowledge that this Agreement is not intended to: (a) prevent Sforza from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission; (b) prevent him from participating in any investigation or proceeding conducted by that agency; or (c) establish a condition precedent or other barrier to exercising these rights. While Sforza has the right to participate in an investigation by such agency, he understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim on his behalf. Sforza acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without paying any amount to the Company that was previously paid by it to him.

(b) In addition to the foregoing, the parties hereto acknowledge that this Agreement is not intended to release Sforza from any claim the Company may have relating to or arising out of any act of fraud, misappropriation of funds, embezzlement or any other action with regard to the Company that constitutes a felony under any federal or state statute personally committed, perpetrated or directed by Sforza during the course of his employment with the Company, in any event, that would have a material adverse effect on the Company,. For purposes of this section, an act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Company that constitutes a felony under any federal or state statute shall be deemed to have a material adverse effect on the Company to the extent that (and only to the extent that): (i) Sforza actually received an improper benefit or profit in money, property, or services as a result of such act or (ii) such act was the result of Sforza’s active, intentional and deliberate dishonesty. Lastly, the parties hereto acknowledge that this Agreement is not intended to release Sforza from any claim that the Company may have relating to the Sforza Cash Payment Refund Obligation (as defined in Section 5 below), if applicable within the terms and conditions of this Agreement.

5.           Separation Pay. In consideration of Sforza’s promises set forth in this Agreement, and assuming he does not revoke this Agreement prior to the Effective Date, the Company hereby agrees to issue Sforza 40,000 shares of the Parent’s common stock on or within five (5) business days following the Effective Date (“Stock Payment”) and Sforza acknowledges receipt of a cash payment totaling $21,513.32 (the “Cash Payment”, the Cash Payment and Stock Payment are collectively referred to herein as the “Separation Pay”). The share certificates constituting the Stock Payment shall contain the following legend.

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“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

The Parties acknowledge the Company is providing the Separation Pay as consideration for Sforza’s promises in this Agreement and in lieu of and in full satisfaction of all amounts which may otherwise be due and payable under the Employment Agreement. In the event Sforza elects to revoke this Agreement in accordance with the terms of Section 10 below, Sforza shall be obligated to immediately refund the Cash Payment to the Company (the “Sforza Cash Payment Refund Obligation”).

6.           Additional Agreements.

(a)          The parties agrees to adhere to their mutual confidentiality obligations pursuant to the Employment Agreement, the terms of which are incorporated by reference into this Agreement and which shall remain in full force and effect. In consideration of the individual and mutual promises, as set forth in this Agreement, the parties agrees to comply with their obligations as set forth in this Agreement, and give up, release, and waive all each other’s Claims against the Released Parties, and each of them, as well as all other actions, causes of action, claims or demands that they may have against the Released Parties, and any of them, except as specifically provided in Section 4(a). Sforza acknowledges and agrees that the consideration set forth above includes all amounts for damages or other amounts owed to him of any kind, costs, and attorneys’ fees and expenses. The parties also agree that they shall not bring any lawsuits against any of the Released Parties relating to the claims that they have given up, released, and waived, nor will they allow any suits to be brought on their behalf. The consideration described above constitutes full and fair consideration for the release of each Party’s Claims. Sforza also acknowledges that he has received all other forms of compensation and payments, of whatever kind, that may be due to him by the Company, other than as set forth in Section 4(a). Each party agrees to reimburse the other party for any cost, loss, or expense, including, but not limited to, reasonable attorneys’ fees and expenses, awards or judgments, resulting from his/its failure to perform his/its obligations under this Agreement, plus legal interest. Sforza hereby relinquishes any and all rights to employment with the Company after the Separation Date. In exchange for the consideration and promises contained herein, Sforza agrees not to make any disparaging or negative statements about any of the Released Parties. The Parties also agree that they shall not, directly or indirectly, take any action which has the effect of harming any of the Released Parties or interfering with their respective relationships (contractual or otherwise) with any entity or person, including, but not limited to, any employee or customer of the Released Parties, or other entity with which the Company and Sforza have a business or personal relationship.

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(b)         In consideration of Sforza’s promises, as set forth in this Agreement, the Company agrees to comply with its obligations as set forth in this Agreement, and gives up, releases, and waives all of the Company’s Claims against Sforza, as well as all other actions, causes of action, claims or demands that it may have against Sforza, except as specifically provided in Section 4(b). The Company also agrees that it shall not bring any lawsuits against Sforza relating to the claims that it has given up, released, and waived, nor will it allow any suit to be brought on its behalf. The consideration described above constitutes full and fair consideration for the release of the Company’s Claims. The Company acknowledges that it has received all other forms of compensation and payments, of whatever kind, that may be due to it by Sforza, other than as set forth in Section 4(b). In exchange for the consideration and promises contained herein, the Company agrees not to make any disparaging or negative statements about Sforza. The Company also agrees to advise the Released Parties not to make any disparaging or negative statements about Sforza.

7.           Return of Company Property. Sforza agrees that he shall return to the Company all of its property that was in his possession or control prior to the Separation Date. This includes, but is not limited to, all legal and other records, strategic planning and all other documents, computer software and hardware, if any, notes, memoranda, records, and all copies thereof with the exception of all items granted to Sforza as benefits in his employment agreement with the Company.

8.           Confidentiality. The parties understand that, as a material and essential condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed to any person, with the exception of spouses, attorneys, or as required by law (including SEC filings) or lawfully-issued subpoena. This Section in no way limits each party’s’ confidentiality obligations under the employment agreement.

9.           Violation of Agreement and Severability.

(a)          Sforza agrees that if he violates this Agreement by suing the Released Parties (or any of them) for any of Sforza’s Claims (other than under the ADEA or the OWBPA), or if he violates it in any other respect, he will pay all costs and expenses of defending the action or lawsuit incurred by the Released Parties, including but not limited to, reasonable attorneys’ fees and expenses, costs, disbursements, awards, and judgments. In addition, if Sforza violates this Agreement by suing the Released Parties (or any of them) for any of Sforza’s Claims (other than under the ADEA or the OWBPA), Sforza shall be in breach of this Agreement.

(b)          The Company agrees that if it violates this Agreement by suing Sforza for any of the Company’s Claims (other than under any of the matters set forth in Section 4(b)), or if it violates it in any other respect, it will pay all costs and expenses of defending the action or lawsuit incurred by Sforza, including but not limited to, reasonable attorneys’ fees and expenses, costs, disbursements, awards, and judgments. In addition, if the Company violates this Agreement by suing Sforza for any of the Company’s Claims (other than under any of the matters set forth in Section 4(b), the Company shall be in breach of this Agreement.

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10.         Period to Consider Agreement and Period to Revoke. Sforza understands that, as required by the ADEA and OWBPA, he has been given twenty one (21) calendar days from the day that he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If Sforza signs this Agreement before the end of the twenty one (21) calendar day period, it will be his personal and voluntary decision to do so. Sforza also understands that if he fails to deliver this Agreement to David W. Todhunter at the Company within said period of time, it shall be deemed to be withdrawn by the Company. As stated above, the parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth calendar day after Sforza signs this Agreement. As required by the ADEA and the OWBPA, Sforza also understands that he may revoke this Agreement at any time within seven (7) calendar days after he signs it, not counting the day upon which he signs it. To accept the terms of this Agreement, Sforza must deliver the Agreement, after it has been signed and dated by him, to Mr. Todhunter, by hand or by mail, and it must be received by Mr. Todhunter within the twenty one (21) calendar day period that Sforza has to consider this Agreement. To revoke his acceptance, Sforza must deliver a written, signed statement that he revokes his acceptance to Mr. Todhunter by hand or by mail and any such notice of revocation must be received by Mr. Todhunter within seven (7) calendar days after Sforza signs the Agreement. If Sforza chooses to deliver his acceptance or any revocation notice by mail, it must be: (a) postmarked and received by Mr. Todhunter within the applicable period stated above; (b) properly addressed to Mr. Todhunter; and (c) sent by certified mail, return receipt requested.

11.         Sforza’s Representations. Sforza has read this Agreement carefully and he understands all of its terms. Sforza also understands that, in signing this Agreement, he may be giving up possible future administrative and/or legal claims. Sforza’s decision to sign this Agreement was voluntary and in agreeing to sign this Agreement, he has not relied on any statements or explanations made by the Company, or anyone on behalf of the Company, except as specifically set forth in this Agreement. The release by Sforza contained herein is made voluntarily.

12.         Additional Understandings. The parties understand and agree that this Agreement is entered into and executed solely for the purpose of terminating the parties’ employment relationship (including Mr. Sforza’s membership on the boards of directors of the Parent and the Subsidiary) on an amicable and certain basis. Sforza acknowledges and understands that by offering and/or executing this Agreement, the Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. Sforza further acknowledges that he is not aware of any violation of law or improper conduct by the Company, its subsidiaries, employees, managers, agents, directors or officers. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its subsidiaries, affiliates, employees, managers, agents, directors or officers. Additionally, Sforza acknowledges that it is up to him whether he consults an attorney prior to signing this Agreement. As required by the ADEA and the OWBPA, the Company has advised Sforza that he should consult with an attorney prior to signing this Agreement, and Sforza has had an adequate opportunity to do so. Sforza’s decision to sign this Agreement was voluntary and made after being given said opportunity.

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13.         Cooperation. Sforza agrees to cooperate with the Company and its attorneys in connection with any claim, investigation, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving the Company (including any of its subsidiaries and affiliates) before or involving a court, administrative agency, governmental organization, or other entity, including, but not limited to, by making himself available to testify on behalf of the Company in any such claim, investigation, action, suit or proceeding and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  Sforza agrees to enter into letter agreements with the Company regarding his cooperation in specific claims, investigations, actions, suits or proceedings at the Company’s request. In consideration of Sforza providing his cooperation with the Company as per the terms and conditions herein specified, the Company shall pay Sforza all the travel expenses as required for his support. Such expenses shall be paid in full not later than 5 working business days from the presentation by Sforza of an expense report and submission of proper receipts.

14.         Complete Integration. The terms contained in this Agreement and any letter agreements entered into pursuant to Section 13 of this Agreement are the only terms agreed upon by Sforza and the Company. Notwithstanding any other statements, all benefits which Sforza had as a result of his employment, and which are not expressly listed in this Agreement, terminate in accordance with the Company’s benefit contracts, if any, but in no case later than the end of the revocation period referred to in Section 10 of this Agreement. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms (other than the confidentiality provisions of the Employment Agreement, which are incorporated herein and remain in full force and effect, and any letter agreements entered into in connection with Section 13 of this Agreement), conditions, conversations, discussions, or any other issues which were discussed regarding Sforza’s employment at the Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. With the exception of the confidentiality provisions of the Employment Agreement (which are incorporated herein and remain in full force and effect), and any letter agreements entered into pursuant to Section 13 of this Agreement, any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Sforza and the Company.

15.         Interpretation. This Agreement shall be deemed to have been drafted jointly by the parties and in the event of an ambiguity in this Agreement, the same shall not be construed against any party.

16.         Miscellaneous. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. This Agreement may not be assigned by the Company or Sforza. In the event of any dispute about this Agreement, the laws of the State of New York shall govern the validity, performance, enforcement, and all other aspects of this Agreement without regard to choice of law principles and any action brought hereunder shall be brought exclusively in the courts of the State of New York, located in the County of New York.  Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts.  Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company’s Chief Financial Officer and by Sforza.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) set forth below.

/s/ Mario Sforza
Mario Sforza

Date: June 22, 2012

BeesFree, Inc., on behalf of itself and the other persons and entities released herein:

By:	/s/ David W. Todhunter
David W. Todhunter
Chief Financial Officer

Date:	June 22, 2012

BeesFree USA, Inc., on behalf of itself and the other persons and entities released herein:

By:	/s/ David W. Todhunter
David W. Todhunter
Chief Financial Officer

Date:	June 22, 2012

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